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Pricing Supplement dated October 27, 2003  	                                     Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                                              File No. 333-84692
Prospectus Supplement dated April 4, 2002)


	TOYOTA MOTOR CREDIT CORPORATION

	Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $90,000,000			Trade Date: October 27, 2003
Issue Price: See "Additional Terms of the 		Original Issue Date: October 31, 2003
  Notes - Plan of Distribution"
Interest Rate: 2.07% per annum			Net Proceeds to Issuer:  $89,955,900
Interest Payment Dates: Each April 30 and		Principal's Discount or
  October 31, commencing April 30, 2004			Commission:  0.049%
Stated Maturity Date: October 31, 2005


________________________________________________________________________________




Day Count Convention:
[X]  30/360 for the period from October 31, 2003 to October 31, 2005
[ ]  Actual/365 for the period from   	        to
[ ]  Other (see attached)                       to

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]  The Notes may be redeemed prior to Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:

Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity Date.
[ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
     (If other than U.S. dollars, see attached)
  Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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		Merrill Lynch & Co.






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	ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.951% of their principal amount. Merrill may resell the Notes (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.